Oxford City Football Club (Trading) Limited

VOTING AGREEMENT

THIS VOTING AGREEMENT (the "Agreement") is made and entered into as of this 1st day of July 2013, by and among all the stockholders and directors of Oxford City Football Cl .b (Trading) Limited, with the company number 03127905. Oxford City Football CIL b (Trading) Limited registered office is at 8 Trinity Close, Abingdon, Oxfordshire, OX14 2Q (the "Company").

WITNESSETH

WHEREAS, in connection with a tie breaking vote in any Board of Directors vote for the Company.

Now, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                   VOTING.

1.1    Election and Removal of Directors by the Shareholders of the Company. On all matters relating to the election and removal of directors of the Company, the shareholders of the Company agree to vote in the following manner:

(a)                 Oxford City Youth Football Club Limited has the right to appoint five (5) Board members or less to put forth a cumulative amount equal to their five (5) votes and their 50% equity interest in the Company

(b)                 Oxford City Football Club, Inc. has the right to appoint four (4) Board members or less to put forth a cumulative amount to equal their four (4) votes and 49% equity interest in the Company.

(c)                 Guerriero, LLC has the right to appoint one (1) Board member to equal their one (1) vote and l% equity interest in the Company.

(d)                 Guerriero, LLC agrees to vote as directed by Oxford City Football Club, Inc.

The shareholders acknowledge that each member of the Board of Directors has one vote.

1.2                Board of Directors.

The members of the Board of Directors have the authorization to enter into this agreement and each agrees to vote in accordance with, the provisions of this Agreement.

1.3                Tie Breaking Vote for the Board of Directors.

In the case of a tie when voting, all the members of the Board of Directors have agreed to give the Managing Director and all successors of Oxford City Football Club, Inc. a Florida Corporation, the authority to be the deciding vote on any and all ties on any vote.

List of Successors Of The Managing Director Position for Oxford City Football Club, Inc.

A Florida Corporation

1. Cohn Taylor (Current Managing Director)

2. Paul Cotterell (1st Successor)

3. Paul Townsend (2nd Successor)

4. The successor Lo current Managing Director, Oxford City Youth FC Ltd

5. To be appointed as needed by Oxford City Football Club, Inc. (Florida Corporation)

IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date first above written.

ALL SHAREHOLDERS OF THE COMPANY ALL DIRECTORS OF THE COMPANY

Represented By:	Represented By:

/s/ Thomas Guerriero	/s/ Brian Cox
Thomas Guerriero	Chairman
CEO & President	Oxford City Football Club (Trading) Limited
Oxford City Football Club, Inc.

/s/ Thomas Guerriero
Thomas Guerriero
Managing Partner
Guerriero, LLC

/s/ Brian Cox
Chairman
Oxford City Youth Football Club Limited
an incorporated charity

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